Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES COMPLETION OF

EXCHANGE OFFER FOR ITS 8.50% SENIOR NOTES DUE 2020

DENVER, June 11, 2018 – Resolute Energy Corporation (the “Company” or “Resolute”) (NYSE: REN) announced today the completion of its offer to exchange (the “Exchange Offer”) up to $75,000,000 aggregate principal amount of its 8.50% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for up to $75,000,000 of its outstanding unregistered 8.50% Senior Notes due 2020, which were issued on April 9, 2018 (the “Old Notes”).

The exchange offer expired at 5:00 p.m. New York City time on June 7, 2018. As of the expiration date, $75,000,000 in aggregate principal amount, or 100% of the Old Notes had been validly tendered for exchange and not withdrawn. Resolute accepted all of the Old Notes tendered in exchange for a like principal amount of the corresponding series of the Exchange Notes, and settlement occurred on June 11, 2018.

This press release is for informational purposes only and is neither an offer to exchange, nor a solicitation of an offer to sell, the Exchange Notes or any other securities, and shall not constitute an offer, solicitation or sale to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. The Company’s common stock is traded on the NYSE under the ticker symbol “REN.”

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com